3166280

ENDORSED - FILED
In the office of the Secretary of State
of the State of California

OCT 27 2008

ARTICLES OF INCORPORATION
OF
IN Media Corporation

I

The name of this corporation is IN Media Corporation.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation's initial agent for service of process is:

Michael F. Long, Esq.
5 Hutton Centre Drive, Suite 900
Santa Ana, California 92707

IV

This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is: 100,000,000.

DATED: October 22, 2008

Michael F. Long
Michael F. Long, Incorporator

OFFICE OF THE SECRETARY OF STATE

414938.1 - NEW